Exhibit 99.1

July 31, 2015

To The Board of Directors of

Blue Capital Reinsurance Holdings Ltd.

I hereby tender my resignation from office as Director of Blue Capital Reinsurance Holdings, Ltd., with immediate effect.

/s/ CHRISTOPHER L. HARRIS